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                       CONSENT OF INDEPENDENT ACCOUNTANTS



     We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 20 to the registration statement on Form N-4 (Registration No. 33-37722)(the "Registration Statement") of our report dated February 12, 1999 relating to the financial statements of MONY Variable Account A-MONY Master/ValueMaster and our report dated February 15, 1999, except for Note 17(b) as to which the date is March 22, 1999, relating to the consolidated financial statements of MONY Life Insurance Company and Subsidiaries, which appear in such Statement of Additional Information. We also consent to the reference to our Firm under the headings "Independent Accountants" in the Statement of Additional Information.



PricewaterhouseCoopers LLP



New York, New York
April 16, 1999